Exhibit 23.2

CONSENT OF PINNACLE ENERGY SERVICES, LLC

We have issued our report letter dated February 4, 2016 for the year ended December 31, 2015 on estimates of proved reserves and future net cash flows of certain oil and natural gas properties located in Wyoming County, Pennsylvania of Zena Energy, L.L.C. As independent oil and gas consultants, we hereby consent to the use and inclusion of information from the aforementioned report letter as attached as Exhibit 99.1 to the Form 10-K of LSB Industries, Inc. (“LSB Form 10-K”).

We consent to the incorporation by reference of our report letter in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-199864) pertaining to the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment;
2.	Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan;
3.

Registration Statement (Form S-8 No. 333-145957) pertaining to the registration of an aggregate of 450,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for two employees; and

4.	Registration Statement (Form S-8 No. 333-153103) pertaining to the 2008 Incentive Stock Plan or any combination of the foregoing

We hereby also consent to the references to our firm and to the use of our name, as it appears under the caption “Experts,” in the LSB Form 10-K.

PINNACLE ENERGY SERVICES, LLC

By:	/s/ John Paul Dick
Name: John Paul Dick
Title: Manager, Registered Petroleum Engineer

February 29, 2016

Oklahoma City, Oklahoma